CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 10 to Registration Statement No. 33-33479 of Prudential Global Limited Maturity Fund, Inc. of our report dated December 13, 1995, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP
----------------------------
Deloitte & Touche LLP
New York, New York
February 7, 1996